Exhibit 99.1

News Release

Media Contact:

Shawn Hall

937-242-9373

NewPage Corporation

8540 Gander Creek Drive

Miamisburg, OH 45342

FOR IMMEDIATE RELEASE

NEWPAGE NAMES RONALD J. ARLING

CONTROLLER AND CHIEF ACCOUNTING OFFICER

Miamisburg, Ohio - April 27, 2011 - NewPage Corporation today announced the appointment of Ronald J. Arling to the position of controller and chief accounting officer, effective April 25, 2011.

Mr. Arling will report to the senior vice president and chief financial officer. Mr. Arling has managed key areas of the finance function including general accounting, internal audit, credit and collections and financial analysis. He joined NewPage in November 2006 as internal audit director, in April 2009 advanced to assistant controller and in November 2010 was promoted to controller. Prior to joining NewPage, Mr. Arling held finance positions of increasing responsibility with large companies in diverse industries including CareSource Management Group, Co. Inc., Reynolds & Reynolds, NCR Corporation and Deloitte & Touche LLP.

Mr. Arling will be responsible for managing the corporate accounting and reporting process and ensuring that all financial statements and filings are accurate, complete and timely. In addition, he will make certain that corporate-wide accounting policies and appropriate controls are in place in accordance with generally accepted accounting principles and work with operations and other finance functions to improve accounting and reporting capabilities.

About NewPage Corporation

Headquartered in Miamisburg, Ohio, NewPage Corporation is the largest coated paper manufacturer in North America, based on production capacity, with $3.6 billion in net sales for the year ended December 31, 2010. The company's product portfolio is the broadest in North America and includes coated freesheet, coated groundwood, supercalendered, newsprint and specialty papers. These papers are used for corporate collateral, commercial printing, magazines, catalogs, books, coupons, inserts, newspapers, packaging applications and direct mail advertising.

NewPage owns paper mills in Kentucky, Maine, Maryland, Michigan, Minnesota, Wisconsin and Nova Scotia, Canada. These mills have a total annual production capacity of approximately 4.4 million tons of paper, including approximately 3.1 million tons of coated paper, approximately 1.1 million tons of uncoated paper and approximately 200,000 tons of specialty paper. To learn more, visit www.NewPageCorp.com.

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